                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION
                                      OF
                             GLOBAL PAYMENTS INC.

                                  ARTICLE ONE

                                     NAME

     The name of the corporation is Global Payments Inc. (the "Corporation").


                                  ARTICLE TWO

                                 CAPITALIZATION

     2.1 Authorized Shares. The Corporation shall have authority, to be exercised by the board of directors, to issue no more than (i) Two Hundred Million (200,000,000) shares of common stock, without par value, which shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution and (ii) Five Million (5,000,000) shares of preferred stock, without par value. Shares of preferred stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors is hereby vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.

     2.2 Designation of Preferences and Other Rights of Series A Junior Participating Preferred Stock. The designation of the preferences and other rights of the Series A Junior Participating Preferred Stock, without par value, of the Corporation, for which sufficient authorized shares are available pursuant to paragraph 2.1 of Article Two, is attached as Appendix A to these Amended and Restated Articles of Incorporation of Global Payments Inc.

                                 ARTICLE THREE

                          REGISTERED OFFICE AND AGENT

     The initial registered office of the Corporation is located at the street address of:

                             Four Corporate Square
                          Atlanta, Georgia 30329-2010

     The name of the initial registered agent of the Corporation at its registered office named above is:
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                               Suellyn P. Tornay


                                 ARTICLE FOUR

                                 INCORPORATOR

     The name and address of the incorporator are:

                                William H. Avery
                          1201 West Peachtree Street
                              Atlanta, GA  30309


                                 ARTICLE FIVE

                               PRINCIPAL OFFICE

     The mailing address of the initial principal office of the Corporation is:

                             Four Corporate Square
                         Atlanta, Georgia  30329-2010

                                  ARTICLE SIX

                              BOARD OF DIRECTORS

     6.1 Classified Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation's Bylaws. The directors shall be divided into three classes, Class I, Class II and Class III. At the annual shareholders meeting in 2001, the terms of the initial Class I directors shall expire and a new Class I shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors; at the annual shareholders meeting in 2002, the terms of the initial Class II directors shall expire and a new Class II shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors; and at the annual shareholders meeting in 2003, the terms of the initial Class III directors shall expire and a new Class III shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting of shareholders shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successor. Except as provided in Section 6.3, a director shall be elected by the affirmative vote of the

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holders of a plurality of the shares represented at the meeting of shareholders at which the director stands for election and entitled to elect such director.

     6.2 Removal. Directors may only be removed from the Board of Directors for cause and only at a special meeting of shareholders called for such a purpose by the affirmative vote of at least two-thirds (2/3) of the total number of votes of the then outstanding shares of the Corporation's capital stock entitled to vote in the election of directors and only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 6.4 hereof. For purposes of this Section, "cause" shall mean only (a) conviction of a felony, (b) declaration of unsound mind or order of a court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or
(e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

     6.3 Vacancies and Changes of Authorized Number.   All vacancies and any
newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next election of the class for which such director shall have been chosen, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal; provided, however that a director chosen in accordance with this Section to fill a newly-created directorship shall hold office only until the next election of directors by the shareholders and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

     6.4 Amending or Repealing Article Six. Notwithstanding any provision hereof, or of the Bylaws or any law which might otherwise permit a lesser vote, the affirmative vote of the holders of at least two-thirds (2/3) of all classes of stock entitled to vote in the election of directors shall be required to alter, amend or repeal this Article Six.

                                 ARTICLE SEVEN

                          CONSTITUENCY CONSIDERATIONS

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency and right to be considered.

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                                 ARTICLE EIGHT

                              AMENDMENT OF BYLAWS

     Except as otherwise provided in this Article Eight, the Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by (a) the affirmative vote of the holders of two-thirds (2/3) of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any Bylaw adopted by the Board of Directors may be altered, amended, or repealed, or new Bylaws may be adopted, by the affirmative vote of the holders of two-thirds (2/3) of the shares of stock entitled to vote in the election of directors. The shareholders may prescribe, by so expressing in the action they take in amending or adopting any Bylaw or Bylaws, that the Bylaw or Bylaws so amended or adopted by them shall not be altered, amended or repealed by the Board of Directors. Notwithstanding the foregoing, Section 4.05 of the Bylaws may not be modified, amended or repealed except by the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors.


                                 ARTICLE NINE

                       LIMITATION OF DIRECTOR LIABILITY

     9.1 Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:

          (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

          (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

          (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

          (iv) for any transaction from which the director received an improper personal benefit.

     9.2 Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

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     9.3  Additional Provisions.  If the Georgia Business Corporation Code is
amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

     9.4 Severability. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                     * * *

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

          These Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Georgia Business Corporation Code by the Board of Directors of the Corporation on January 30, 2001 and by the sole shareholder of the Corporation on January 30, 2001.

     These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this 30/th/ day of January, 2001.



                             GLOBAL PAYMENTS INC.



                             By: /s/ Paul R. Garcia
                                 ------------------------------



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

                                  APPENDIX A
                                      TO
                         THE ARTICLES OF INCORPORATION
                                      OF
                             GLOBAL PAYMENTS INC.

       DESIGNATING THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     There is hereby designated, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series thereof, and the number of shares, voting powers, designation, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series (in addition to those set forth in the Articles of Incorporation which are applicable to the Preferred Stock of all series), shall be as follows:

     1.  Series A Junior Participating Preferred Stock.  There is hereby
         ---------------------------------------------
established a series of Preferred Stock, no par value per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

          (i) The distinctive serial designation of this series shall be "Series A Junior Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

          (ii) The number of shares in this Series shall initially be 200,000 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

          (iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such

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

dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

          The term "Reference Package" shall initially mean 1000 shares of Common Stock, no par value ("Common Stock"), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

          Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

          So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

          (iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

          (v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

          In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

          Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

          For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

          (vi)  The shares of this Series shall not be redeemable.


          (vii) In addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

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